Press Release

February 12, 2024
Otter Tail Corporation Announces Record Annual Earnings, Increases Quarterly Dividend, and Announces 2024 Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter and year ended December 31, 2023.
2023 SUMMARY

(in millions, except per share amounts)	Q4 2023	Q4 2022	2023	2022
Operating Revenues	$314.3	$301.4	$1,349.2	$1,460.2
Net Income	$57.8	$42.0	$294.2	$284.2
Diluted Earnings Per Share	$1.37	$1.00	$7.00	$6.78
Compared to the year ended December 31, 2022:
•Consolidated operating revenues decreased 8% to $1.3 billion.
•Consolidated net income increased 4% to $294.2 million.
•Diluted earnings per share increased 3% to $7.00 per share.
•The corporation achieved a consolidated return on equity of 22.1% on an equity ratio of 61.4%.
The corporation’s board of directors increased the quarterly common stock dividend to $0.4675 per share, an indicated annual dividend rate of $1.87 per share in 2024, a 7% increase from $1.75 per share in 2023.
CEO OVERVIEW
“Otter Tail Corporation, through the efforts of our employees and the strength of our diversified business model, produced record earnings in 2023, beating the record set last year,” said President and CEO Chuck MacFarlane. "Electric segment earnings grew 6 percent compared to 2022, driven by the recovery of rate base investments and increased commercial and industrial sales. Manufacturing segment earnings increased modestly from 2022. Plastics segment earnings fell 4 percent from 2022 primarily due to a decrease in sales volumes. While Plastics segment earnings declined slightly from the extraordinary results produced in 2022, this segment continues to capitalize on favorable industry conditions and produce strong financial results compared to pre-2021 levels. A significant reduction in our corporate costs also drove 2023 earnings as we benefited from returns on our short-term investments funded by the significant cash flows our businesses have generated over the last three years.
“We continue to identify opportunities to reinvest in our businesses. In 2023, Otter Tail Power completed the purchase of Ashtabula III, a 62 MW wind facility, and placed Hoot Lake Solar, a 49 MW solar facility, into service. Expansion projects are underway for both BTD Manufacturing and Vinyltech as we add capacity to support our customers and future growth opportunities.
“We updated our Electric segment’s 5 year capital expenditure plan to $1.3 billion, an increase of approximately $200 million from our previous plan. Our updated plan is expected to produce rate base growth at a compounded annual rate of 7.7 percent.
“We ended 2023 in a position of financial strength, with a strong balance sheet and ample liquidity. We expect to fund our capital expenditures and fuel our earnings growth over the next five years without the need for additional equity financing.
“Our long-term focus remains unchanged - executing our strategy to grow our business and achieve operational, commercial and talent excellence to strengthen our position in the markets we serve. We believe our businesses are well-positioned to achieve our objectives and to deliver on our financial targets, including producing a compounded annual growth rate in consolidated earnings per share of 5 to 7 percent over the long-term based on an earnings mix of approximately 65 percent from our Electric segment and 35 percent from our Manufacturing and Plastics segments.
“We are initiating our 2024 diluted earnings per share guidance range of $5.13 to $5.43. Our 2024 guidance reflects Electric segment earnings growth of approximately 7 percent and a decline in our Plastics segment earnings, driven by a continuing downward trend in sales prices and resin spreads, but partially offset by increased sales volumes. We expect declines in sales prices and resin spreads will occur throughout 2024 and into 2025.

CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities was a record $404.5 million in 2023, compared to $389.3 million in 2022, with the increase primarily due to a $10.0 million increase in net income and a decrease in pension plan contributions due to the plan's funded status, partially offset by an increase in working capital. Investing activities included capital expenditures of $287.1 million in 2023, primarily related to capital investments within our Electric segment, including the purchase of the Ashtabula III wind farm and investments in our Hoot Lake Solar and wind repowering projects. Financing activities in 2023 included net short-term borrowings of $73.2 million and dividend payments of $73.1 million.
As of December 31, 2023, we had $249.4 million of available liquidity under our credit facilities and $230.4 million of available cash and cash equivalents, for total available liquidity of $479.8 million.
ANNUAL SEGMENT OPERATING RESULTS
Electric Segment

($ in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$528,359	$549,699	$(21,340)	(3.9)%
Net Income	84,424	79,974	4,450	5.6

Retail MWh Sales	5,772,215	5,592,368	179,847	3.2%
Heating Degree Days	6,259	7,122	(863)	(12.1)
Cooling Degree Days	590	531	59	11.1
The following table shows heating and cooling degree days as a percent of normal.

	2023	2022
Heating Degree Days	98.4%	112.5%
Cooling Degree Days	127.2%	113.5%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2023 and 2022.

	2023 vs Normal	2023 vs 2022	2022 vs Normal
Effect on Diluted Earnings Per Share	$0.02	$(0.09)	$0.11
Operating Revenues decreased $21.3 million primarily due to decreased fuel recovery and wholesale revenues, and the impact of unfavorable weather, partially offset by increased commercial and industrial sales volumes and rider revenue. The decrease in fuel recovery revenues was primarily due to lower purchased power and fuel costs arising from decreased market energy costs and natural gas prices. Wholesale revenues decreased due to a decrease in wholesale electric prices, largely driven by decreased fuel costs. Commercial and industrial sales volumes increased compared to the previous year as a result of increased demand, including a new commercial customer load in North Dakota added during 2022. The increase in rider revenue was driven by the recovery of costs from the acquisition of the Ashtabula III wind farm and our Hoot Lake Solar project, which were completed during the year.
Net Income increased $4.5 million primarily due to increased rider revenue, increased commercial and industrial sales, and lower pension and other postretirement benefit costs, partially offset by increased operating and maintenance expenses, increased depreciation expense, and the impact of unfavorable weather. Increased operating and maintenance expenses included strategic spending on customer reliability initiatives, increased labor and employee benefit costs, and increased insurance expenses.
Manufacturing Segment

(in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$402,781	$397,983	$4,798	1.2%
Net Income	21,454	20,950	504	2.4
Operating Revenues increased $4.8 million primarily due to a 12% increase in sales volumes at BTD Manufacturing (BTD), our contract metal fabricator, driven by strong end market demand in the construction, industrial, and agricultural segments. Operating revenues also benefited from sales price increases implemented in response to labor and non-steel material cost inflation. Sales price increases and sales volume growth were partially offset by decreased steel prices, resulting in an 11% decrease in material costs, which are passed through to customers. Operating revenues at T.O. Plastics, our plastics thermoforming manufacturer, decreased primarily due to decreased sales volumes of horticulture products, as order and delivery lead times for these products have begun to normalize after volatility experienced in the previous year and customers reduced their order demand and are beginning to return to normal seasonal buying patterns.
Net Income increased $0.5 million due to increased operating revenues at BTD, partially offset by lower sales volumes at T.O. Plastics, increased depreciation expense, and increased operating expenses due to inflationary cost pressures and increased variable operating costs.

Plastics Segment

(in thousands)	2023	2022	$ Change	% Change
Operating Revenues	$418,026	$512,527	$(94,501)	(18.4)%
Net Income	187,748	195,374	(7,626)	(3.9)
Operating Revenues decreased $94.5 million primarily due to a 14% decrease in sales volumes. Sales volume decreases were attributable to softer end market demand coupled with distributor inventory management, as these customers reduced their inventory levels during the first half of the year after previously building higher inventory levels in response to market uncertainty and supply chain challenges. Operating revenue decreases were also the result of a 5% decrease in sales prices, as prices in 2023 decreased from record highs in 2022.
Net Income decreased $7.6 million due to decreased operating revenues, as described above, partially offset by an increase in gross profit margins, as decreases in the cost of PVC resin and other input materials outpaced decreases in sales prices.
Corporate

(in thousands)	2023	2022	$ Change	% Change
Net Income (Loss)	$565	$(12,114)	$12,679	104.7%
Net Income at our corporate cost center increased $12.7 million, from a $12.1 million loss in the prior year primarily due to increased investment income earned on our short-term cash equivalent investments, lower health care costs related to our self-funded health insurance program, and investment gains from our corporate-owned life insurance policies.
FOURTH QUARTER OPERATING RESULTS
Consolidated Results

(in thousands, except per share amounts)	2023	2022	$ Change	% Change
Operating Revenues	$314,313	$301,409	$12,904	4.3%
Operating Expenses	244,233	246,468	(2,235)	(0.9)
Operating Income	70,080	54,941	15,139	27.6
Other Expense	1,109	5,728	(4,619)	(80.6)
Income Before Income Taxes	68,971	49,213	19,758	40.1
Income Tax Expense	11,205	7,208	3,997	55.5
Net Income	$57,766	$42,005	$15,761	37.5
Diluted Earnings Per Share	$1.37	$1.00	$0.37	37.0%
Electric Segment
Electric segment net income was $17.0 million, which was consistent with the fourth quarter of 2022. Compared to last year, operating revenues decreased primarily due to lower fuel recovery revenues driven by lower purchased power costs, the impact of unfavorable weather, and decreased transmission revenue, partially offset by an increase in rider revenue. Operating and maintenance expenses increased compared to last year including increases in labor and employee benefit cost, vegetative maintenance, and insurance expenses. The decrease in operating revenues and increase in operating and maintenance expenses were largely offset by lower pension and other postretirement benefit costs.
Manufacturing Segment
Manufacturing segment net income was $1.2 million, a $1.9 million decrease from the fourth quarter of 2022. The decrease was primarily due to decreased sales volumes of horticulture products at T.O. Plastics and increased operating expenses, partially offset by increased sales volumes and sales price increases implemented in response to labor and non-steel material cost inflation at BTD, as well as a $0.6 million increase in scrap revenues, driven primarily by higher scrap metal prices.
Plastics Segment
Plastics segment net income was $39.5 million, a $14.9 million increase from the fourth quarter of 2022, primarily due to a 59% increase in sales volumes. In the fourth quarter of 2022, demand for PVC pipe was lower as distributor customers strategically managed their inventory levels and made efforts to sell through higher-priced inventories. The increase in sales volumes was partially offset by decreased sales prices, as sales prices decreased 14% from the fourth quarter of 2022.
Corporate
Corporate net income was $0.1 million, a $2.8 million increase from a $2.7 million loss in the fourth quarter of 2022, primarily due investment income earned on our short-term cash equivalent investments and lower health care costs related to our self-funded health insurance program.
2024 BUSINESS OUTLOOK
We anticipate 2024 diluted earnings per share to be in the range of $5.13 to $5.43, with an earnings mix of approximately 41% from our Electric segment and 59% from our Manufacturing and Plastics segments, net of corporate costs. This anticipated mix deviates from our long-term expected earnings mix of approximately 65% Electric/35% non-Electric as we expect Plastics segment earnings to remain elevated in 2024 compared to our long-term view of normal earnings for this segment.

The segment components of our 2024 diluted earnings per share guidance compared with actual earnings for 2023 are as follows:

	2023 EPS by Segment	2024 EPS Guidance
		Low	High
Electric	$2.01	$2.13	$2.17
Manufacturing	0.51	0.51	0.55
Plastics	4.47	2.62	2.81
Corporate	0.01	(0.13)	(0.10)
Total	$7.00	$5.13	$5.43
Return on Equity	22.1%	14.3%	15.1%
The following items contribute to our 2024 earnings guidance:
Electric Segment - We expect segment earnings to increase 7% over 2023 based on the following key assumptions:
•Normal weather conditions in 2024.
•Returns generated from an increase in average rate base of 8.5% in 2024, compared to 2023.
•Interim revenue increase, which commenced January 1, 2024, resulting from the general rate case filed in North Dakota.
•Lower operating and maintenance expenses driven by lower anticipated employee benefit cost and discretionary spending.
•Increased depreciation expense resulting from our capital expenditures.
•Increased interest expense from increased borrowings to fund our capital investments.
Manufacturing Segment - We expect segment earnings in 2024 to increase 4% over 2023 based on the following key assumptions:
•Higher sales volumes and favorable product mix, improved productivity and lower incentive costs at BTD, partially offset by continued cost pressures in the business.
•Product pricing pressures and increased manufacturing cost at T.O. Plastics driving a decline in earnings in 2024.
Plastics Segment - We expect segment earnings to decline in 2024 based on the following key assumptions:
•Anticipated margin compression resulting from a continued downward trend in product prices over the course of 2024.
•Increased sales volumes as distributor purchasing normalizes in 2024 after destocking and inventory management in 2023.
Corporate Costs - We anticipate corporate costs will increase in 2024 primarily due to the following:
•Lower anticipated market-based gains on our corporate investments.
•Expected increase in claims in our self-insured health plan.
•Lower incentive compensation cost.
•Higher earnings on cash equivalent investments from an anticipated increase in our average investment balance.
CAPITAL EXPENDITURES
The following provides a summary of actual capital expenditures for the year ended December 31, 2023, and anticipated annual capital expenditures for the next five years, along with average rate base and annual rate base growth of our Electric segment:

(in millions)	2023	2024	2025	2026	2027	2028	Total 2024 - 2028
Electric Segment:
Renewables		$118	$93	$33	$113	$129	$486
Transmission		51	85	111	98	100	445
Distribution		38	39	36	38	39	190
Other		67	37	30	27	25	186
Total Electric Segment	$241	$274	$254	$210	$276	$293	$1,307
Manufacturing and Plastics Segments	46	79	35	27	25	26	192
Total Capital Expenditures	$287	$353	$289	$237	$301	$319	$1,499

Total Electric Utility Average Rate Base	$1,742	$1,890	$2,080	$2,200	$2,350	$2,520
Annual Rate Base Growth	7.3%	8.5%	10.1%	5.8%	6.8%	7.2%
Our updated capital expenditure plan for the next five years (2024-2028) includes Electric segment investments in wind and solar resources, transmission and distribution assets, and investments in system reliability and technology. Our Electric segment capital expenditure plan produces a compounded annual growth rate on average rate base of 7.7% over the next five years and will serve as a key driver in increasing Electric segment earnings over this timeframe. Our previous five year capital expenditure plan (2023-2027) had a compounded annual growth rate on average rate base of 6.5%. Our capital expenditure plan in our Manufacturing and Plastics segments includes investments to bring additional capacity to our operations, which will provide an opportunity for organic growth within these segments.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, February 13, 2024, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.
If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2024 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures, rate base levels and rate base growth, risks associated with energy markets, the availability and pricing of resource materials, inflationary cost pressures, attracting and maintaining a qualified and stable workforce, changing macroeconomic and industry conditions, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cybersecurity threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental, health and safety laws and regulations, changes in tax laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, expectations regarding regulatory proceedings, and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per-share amounts)	2023	2022	2023	2022
Operating Revenues
Electric	$132,362	$145,587	$528,359	$549,699
Product Sales	181,951	155,822	820,807	910,510
Total Operating Revenues	314,313	301,409	1,349,166	1,460,209
Operating Expenses
Electric Production Fuel	14,410	10,572	60,339	65,110
Electric Purchased Power	20,360	35,677	78,292	100,281
Electric Operating and Maintenance Expense	56,659	54,917	191,263	181,378
Cost of Products Sold (excluding depreciation)	102,793	99,358	454,122	542,944
Nonelectric Selling, General, and Administrative Expenses	21,230	18,738	72,663	69,718
Depreciation and Amortization	25,319	22,768	97,954	92,597
Electric Property Taxes	3,462	4,438	16,614	17,742
Total Operating Expenses	244,233	246,468	971,247	1,069,770
Operating Income	70,080	54,941	377,919	390,439
Other Income and (Expense)
Interest Expense	(9,392)	(8,818)	(37,677)	(36,016)
Nonservice Components of Postretirement Benefits	3,475	250	10,597	1,075
Other Income (Expense), net	4,808	2,840	12,650	2,037
Income Before Income Taxes	68,971	49,213	363,489	357,535
Income Tax Expense	11,205	7,208	69,298	73,351
Net Income	$57,766	$42,005	$294,191	$284,184

Weighted-Average Common Shares Outstanding:
Basic	41,680	41,600	41,668	41,586
Diluted	42,065	41,932	42,039	41,931
Earnings Per Share:
Basic	$1.39	$1.01	$7.06	$6.83
Diluted	$1.37	$1.00	$7.00	$6.78

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31,
(in thousands)	2023	2022
Assets
Current Assets
Cash and Cash Equivalents	$230,373	$118,996
Receivables, net of allowance for credit losses	157,143	144,393
Inventories	149,701	145,952
Regulatory Assets	16,127	24,999
Other Current Assets	16,826	18,412
Total Current Assets	570,170	452,752
Noncurrent Assets
Investments	62,516	54,845
Property, Plant and Equipment, net of accumulated depreciation	2,418,375	2,212,717
Regulatory Assets	95,715	94,655
Intangible Assets, net of accumulated amortization	6,843	7,943
Goodwill	37,572	37,572
Other Noncurrent Assets	51,377	41,177
Total Noncurrent Assets	2,672,398	2,448,909
Total Assets	$3,242,568	$2,901,661

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$81,422	$8,204
Accounts Payable	94,428	104,400
Accrued Salaries and Wages	38,134	32,327
Accrued Taxes	26,590	19,340
Regulatory Liabilities	25,408	17,300
Other Current Liabilities	43,775	56,065
Total Current Liabilities	309,757	237,636
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	33,101	33,210
Other Postretirement Benefits Liability	27,676	46,977
Regulatory Liabilities	276,547	244,497
Deferred Income Taxes	237,273	221,302
Deferred Tax Credits	15,172	15,916
Other Noncurrent Liabilities	75,977	60,985
Total Noncurrent Liabilities and Deferred Credits	665,746	622,887
Commitments and Contingencies
Capitalization
Long-Term Debt	824,059	823,821
Shareholders’ Equity
Common Shares	208,553	208,156
Additional Paid-In Capital	426,963	423,034
Retained Earnings	806,342	585,212
Accumulated Other Comprehensive Income	1,148	915
Total Shareholders' Equity	1,443,006	1,217,317
Total Capitalization	2,267,065	2,041,138
Total Liabilities and Shareholders' Equity	$3,242,568	$2,901,661

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Twelve Months Ended December 31,
(in thousands)	2023	2022
Operating Activities
Net Income	$294,191	$284,184
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	97,954	92,597
Deferred Tax Credits	(744)	(745)
Deferred Income Taxes	13,508	32,424
Discretionary Contribution to Pension Plan	—	(20,000)
Investment (Gains) Losses	(7,222)	3,296
Stock Compensation Expense	7,753	6,814
Other, net	(423)	(1,473)
Change in Operating Assets and Liabilities:
Receivables	(12,750)	30,560
Inventories	(2,450)	5,339
Regulatory Assets	12,479	(2,464)
Other Assets	2,817	(368)
Accounts Payable	(9,988)	(29,763)
Accrued and Other Liabilities	6	(5,490)
Regulatory Liabilities	20,973	(6,846)
Pension and Other Postretirement Benefits	(11,605)	1,244
Net Cash Provided by Operating Activities	404,499	389,309
Investing Activities
Capital Expenditures	(287,134)	(171,134)
Proceeds from Disposal of Noncurrent Assets	6,225	4,346
Purchases of Investments and Other Assets	(8,378)	(8,283)
Net Cash Used in Investing Activities	(289,287)	(175,071)
Financing Activities
Net Borrowings (Repayments) on Short-Term Debt	73,218	(82,959)
Proceeds from Issuance of Long-Term Debt	—	90,000
Payments for Retirement of Long-Term Debt	—	(30,000)
Dividends Paid	(73,061)	(68,755)
Payments for Shares Withheld for Employee Tax Obligations	(3,088)	(2,942)
Other, net	(904)	(2,123)
Net Cash Used in Financing Activities	(3,835)	(96,779)
Net Change in Cash and Cash Equivalents	111,377	117,459
Cash and Cash Equivalents at Beginning of Period	118,996	1,537
Cash and Cash Equivalents at End of Period	$230,373	$118,996

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2023	2022	2023	2022
Operating Revenues
Electric	$132,362	$145,587	$528,359	$549,699
Manufacturing	92,846	91,062	402,781	397,983
Plastics	89,105	64,760	418,026	512,527
Total Operating Revenues	$314,313	$301,409	$1,349,166	$1,460,209

Operating Income (Loss)
Electric	$18,096	$22,374	$106,521	$113,138
Manufacturing	2,484	4,047	29,140	29,065
Plastics	53,565	33,355	254,402	264,578
Corporate	(4,065)	(4,835)	(12,144)	(16,342)
Total Operating Income	$70,080	$54,941	$377,919	$390,439

Net Income (Loss)
Electric	$17,005	$17,036	$84,424	$79,974
Manufacturing	1,177	3,092	21,454	20,950
Plastics	39,508	24,586	187,748	195,374
Corporate	76	(2,709)	565	(12,114)
Total Net Income	$57,766	$42,005	$294,191	$284,184